As filed with the Securities and Exchange Commission on April 7, 2025
Registration No. 333-261112

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2
to
Form S-1 on
Form S-3
Registration Statement
Under
The Securities Act of 1933

Nikola Corporation (Exact name of the registrant as specified in its charter)
3711 (Primary Standard Industrial Classification Code Number)
Delaware (State or other jurisdiction of incorporation or organization)		82-4151153 (I.R.S. Employer Identification No.)

4141 E Broadway Road Phoenix, AZ 85040 (480) 581-8888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Britton M. Worthen, Esq. Chief Legal Officer Nikola Corporation 4141 E Broadway Road Phoenix, AZ 85040
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stanley F. Pierson Gabriella A. Lombardi Julie Park Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, CA 94304 (650) 233-4500

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed to deregister the unsold securities previously registered under this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES
This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Nikola Corporation, a Delaware corporation (the “Registrant”), relates to the Registration Statement on Form S-3 (File No. 333-261112) filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on November 16, 2021, as amended, and declared effective on November 29, 2021 (the “Registration Statement”). The Registration Statement was filed with respect to the offer and resale by the selling stockholder named therein from time to time of shares of common stock. The number of shares of common stock originally registered have not been adjusted to reflect the one-for-thirty (1-for-30) reverse stock split that became effective on June 24, 2024.
On April 3, 2025, the Registrant filed a Notification of Removal From Listing and/or Registration on Form 25 with the SEC to delist its common stock from The Nasdaq Stock Market LLC and to deregister the common stock under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), in connection with filing for voluntary petitions for relief under chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware on February 19, 2025. Accordingly, the Registrant is terminating all offerings of its securities pursuant to existing registration statements under the Securities Act of 1933, including the Registration Statement.
Pursuant to the undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment to terminate the effectiveness of such Registration Statement and to deregister, as of the effectiveness of this Post-Effective Amendment, any and all shares of common stock registered thereunder that remain unsold as of the effectiveness date. As a result of this deregistration and upon the effectiveness of this Post-Effective Amendment, no securities will remain registered pursuant to the Registration Statement.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on April 7, 2025.

NIKOLA CORPORATION

By:	/s/ Stephen J. Girsky
Stephen J. Girsky President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.